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      EXHIBIT 5.0    OPINION OF MULDOON, MURPHY & FAUCETTE LLP RE: LEGALITY




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DRAFT




                                August 9, 1999



Board of Directors
Grand Central Financial Corp.
601 Main Street
Wellsville, OH 43968

      Re: Grand Central Financial Corp. 1999 Stock-Based Incentive Plan

Gentlemen:

      We have been requested by Grand Central Financial Corp. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 271,441 shares of the Company's Common Stock, $.01 par value (the "Shares") that may be issued under the Grand Central Financial Corp. 1999 Stock-Based Incentive Plan (the "Plan").

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (1) the genuineness of all signatures, (2) the authenticity of all documents submitted to us as originals, (3) the conformity with the originals of all documents supplied to us as copies, and (4) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, Central Federal Savings Bank of Wellsville.

      Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares reserved under the Plan have been duly authorized and upon payment for and issuance of the Shares in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

      The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:






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Board of Directors
August 6, 1999
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      (a)  Subsections  C.3 and C.6 of Article  FOURTH and  Section D of Article
EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of subsection C.7 of Article EIGHTH authorizing the Board to determine the fair market value of property offered or paid for the Company's stock by an interested stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

      (b) Article NINTH of the Certificate of Incorporation, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.


      We note that, although certain portions of the registration statement on Form S-8 (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of "experts" within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including without limitation the financial statements or schedules or the other financial information or data included therein.

      We hereby consent to the filing of this opinion as an exhibit to, and the reference to this firm in, the Company's registration statement on Form S-8.


                                Sincerely,

                                /s/ Muldoon, Murphy & Faucette LLP



                                MULDOON, MURPHY & FAUCETTE LLP